EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

State Auto Financial Reports Second Quarter 2006 Results

•    Quarterly earnings of $0.10 per share

•    Record quarter for catastrophe losses

Columbus, Ohio (July 27, 2006) – State Auto Financial Corporation (NASDAQ: STFC) today reported second quarter net income of $4.1 million, or $0.10 per diluted share, versus $38.8 million or $0.94 per diluted share for the same period in 2005. Net income from operations* per diluted share for the second quarter of 2006 was $0.08, versus $0.94 for the same period in 2005. Catastrophe losses reduced net income by $0.93 per diluted share for the second quarter of 2006. In comparison, catastrophe losses reduced net income by $0.05 per diluted share for the second quarter of 2005.

STFC’s GAAP combined ratio for the second quarter of 2006 was 107.1, versus 85.0 for the second quarter of 2005. As previously reported, catastrophe losses significantly impacted the second quarter of 2006 results. Catastrophe losses accounted for 23.3 points of the total 75.6 loss ratio points or $59.8 million in the second quarter 2006, compared to only 1.2 points of the total 53.3 loss ratio points, or $3.2 million for the same period in 2005. STFC’s second quarter 2006 revenue was $280.0 million, versus $284.2 million for the same period in 2005.

Revenue for the first six months of 2006 was $556.8 million, versus $570.1 million for the same 2005 period. For the first six months of 2006, net income was $44.3 million, or $1.07 per diluted share, compared to $79.6 million or $1.94 per diluted share, for the same 2005 period. The GAAP combined ratio for the first six months of 2006 was 95.5, as compared to 84.8 for the same period in 2005. STFC shareholders’ book value per share was $19.25 as of June 30, 2006.

“During the second quarter of 2006 we experienced a very active windstorm and hail pattern in many of our Midwestern operating states. On April 20, 2006, we announced a preliminary assessment of three storms that occurred in early April. On June 21, we updated our catastrophe loss estimate for those April storms and reported that catastrophes would have a significant impact on second quarter results. This quarter’s catastrophe losses of $59.8 million set a record exceeding the $57.6 million in catastrophe losses during the third quarter of 2004, when we experienced four hurricanes,” said STFC Chairman, President and CEO Bob Restrepo.

“Despite the record catastrophe losses this quarter, the core book continues to perform at outstanding levels. We are confident that our consistent underwriting discipline and sound pricing strategies, complemented with new product and technology development, will continue to position STFC as a superior regional property and casualty company,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,500 independent insurance agents associated with approximately 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web site at www.STFC.com.

*	Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differ from GAAP net income only by the exclusion of realized capital gains or losses, net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.02 for the quarter and $0.01 for 2006 year to date compared to $0.00 and $0.04 for the same periods in 2005.

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STFC has scheduled a conference call with interested investors for Tuesday, July 27, 10:00 a.m. Eastern Time to discuss the company’s second quarter 2006 performance. Live and archived broadcasts of the call can be accessed via links on www.STFC.com. A replay of the call can be heard beginning at noon July 27, by calling 1-888-568-0905. Supplemental schedules detailing the company’s second quarter 2006 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per share amounts)	2006	2005	2006	2005
Net premiums written	$267.7	$274.2	$516.8	$556.2	(B)

Earned premiums	256.7	263.7	512.8	526.8
Net investment income	20.6	19.3	41.0	38.3
Net realized gain (loss) on investments	1.4	0.0	0.5	2.4
Other income	1.3	1.2	2.5	2.6

Total revenue	280.0	284.2	556.8	570.1

Income (loss) before federal income taxes	(0.2)	54.4	56.5	112.2

Federal income tax expense (benefit)	(4.3)	15.6	12.2	32.6

Net income	$4.1	$38.8	$44.3	$79.6

Earnings per share:
- basic	$0.10	$0.96	$1.09	$1.98
- diluted	$0.10	$0.94	$1.07	$1.94

Earnings per share from operations (A):
- basic	$0.08	$0.96	$1.08	$1.94
- diluted	$0.08	$0.94	$1.06	$1.90

Weighted average shares outstanding:
- basic	40.8	40.3	40.7	40.2
- diluted	41.6	41.0	41.5	40.9

Book value per share	$19.25	$18.34

Dividends paid per share	$0.090	$0.045	$0.180	$0.090

Total shares outstanding	40.9	40.4

GAAP ratios:
Loss and LAE ratio	75.6	53.3	62.7	53.0
Expense ratio	31.5	31.7	32.8	31.8

Combined ratio	107.1	85.0	95.5	84.8

____________ (A) Net income from operations:
Net income	$4.1	$38.8	$44.3	$79.6
Less net realized gains on investments, less applicable federal income taxes	0.9	0.0	0.3	1.5

Net income from operations	$3.2	$38.8	$44.0	$78.1

(B)	Net premiums written for the six months ended June 30, 2005, includes $23.9 million of unearned premiums transferred to STFC in connection with the addition of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company to the State Auto Pool, effective January 1, 2005.